EXHIBIT 99.1

For further information contact
Rodger W. Smith, 1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company Redeems
9.75% Senior Notes Due 2010

Natchez, MS (April 30, 2010) -- Callon Petroleum Company (NYSE: CPE) today announced that it has redeemed $16,052,000 of its 9.75% Notes due 2010 (the “Notes”), which represent all remaining Notes outstanding after the completion of the previously announced exchange offer. The redemption was made in accordance with the terms of the indenture governing the Notes and the terms of the notice of redemption.  As a result of the redemption and under the terms of the Indenture for the company’s 13% Notes due 2016 (the “13% Notes”), a second lien on the company’s oil and gas properties for the benefit of the holders of the 13% Notes will be automatically released.

The Notes were redeemed at a redemption price of 101.0% of their principal amount, plus accrued and unpaid interest to, but not including, today’s date.

Callon Petroleum Company is engaged in the acquisition, development, exploration and operation of oil and gas properties in Louisiana, Texas, and the offshore waters of the Gulf of Mexico.

This news release is posted on the company’s website at www.callon.com and will be archived there for subsequent review.  It can be accessed from the “News Releases” link on the left side of the homepage.

It should be noted that this news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements reflect the company’s current views with respect to future events and financial performance.  No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors.  Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.\